Exhibit 99

Brink’s Home Security Holdings, Inc.
8880 Esters Blvd.
Irving, TX 75063
Tel. 972.871.3500
Fax 972.871.3339

FOR IMMEDIATE RELEASE

Contact:

Investor Relations

972.871.3130

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS FOURTH QUARTER AND

FULL YEAR 2008 FINANCIAL RESULTS

Delivers solid growth in revenue and operating profit for the fourth quarter and full year

Monthly recurring revenue (“MRR”) rose 8.9 percent at year-end 2008 to $40.5 million

EBITDA from recurring services rose 10.9 percent to $321.6 million in 2008

Subscribers exceed 1.3 million, up 6.3 percent from 2007

Full year 2008 customer disconnect rate was 7.5 percent

IRVING, Texas, February 18, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, today reported financial results for the fourth quarter and year ended December 31, 2008.

Bob Allen, president and chief executive officer of Brink’s Home Security, commented: “Brink’s Home Security again delivered solid growth in revenue, operating profit, monthly recurring revenue and subscribers during the fourth quarter and the full-year 2008. Overall, we are pleased with our operational performance and our ability to generate positive cash flow to invest for continued growth despite ongoing weakness in the housing market and the economy as a whole.” Looking ahead to 2009, Mr. Allen remarked, “While market conditions will remain challenging, we believe we have the operational initiatives in place to continue to deliver growth in subscriber count, revenue and GAAP operating profit in 2009.”

Fourth Quarter Results

Revenue for the fourth quarter of 2008 was $135.2 million, representing an increase of 7.3 percent from $126.0 million recorded in the same period one year ago. The increase in revenue was primarily due to continued growth in the subscriber base and higher average monitoring rates.

Operating profit was $24.7 million, an increase of 30 percent from $19.0 million in the fourth quarter of 2007. The improvement was due to the increase in size of the subscriber base and a reduction in royalty rate charged to the Company by its former parent for the months of November and December 2008. Historically, the royalty rate had been approximately 7 percent of revenue, but decreased to approximately 1.25 percent of revenue beginning November 1, 2008. This decrease in rate served to benefit operating profit for the quarter by approximately $5.1 million. (See section entitled Non-GAAP Results for calculations adjusting for the royalty rate as if the royalty rate had been calculated at 1.25 percent for all periods presented.) Also, included in the operating results for the fourth quarter 2008 was a foreign exchange loss of $1.5 million related to the significant decline in the exchange rate between the Canadian Dollar and the US Dollar during the quarter. Fourth quarter 2008 operating profit margin was 18.3 percent, up from 15.1 percent in 2007.

Net income for the fourth quarter of 2008 was $14.8 million and diluted earnings per share were $0.32, representing an increase of 21.3 percent from net income of $12.2 million and earnings per share of $0.27 in the same period last year. The increase in net income is primarily due to the profit impact of the larger subscriber base and the lower royalty expense incurred in the fourth quarter of 2008, partially offset by the foreign exchange loss and a higher effective tax rate.

Full Year Results

Revenue for the full year of 2008 was $532.3 million, representing an increase of 9.9 percent from $484.4 million recorded last year. The increase in revenue was primarily due to the 7.8 percent average growth in the subscriber base and higher average monitoring rates.

Operating profit for the year was $94.0 million, an increase of 28.7 percent from $73.0 million in 2007, driven primarily by higher profits from recurring services on the larger subscriber base. Full year 2008 operating profit margin was 17.7 percent, up from 15.1 percent in 2007.

Net income for the full year 2008 was $57.1 million and diluted earnings per share were $1.25, representing an increase of 29.1 percent from net income of $44.2 million and diluted earnings per share of $0.96 last year.

Non-GAAP Results

Historically, the company paid its former parent company a royalty of 7% on revenues in the United States and 3% on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25% of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the company ceases the use of the “Brink’s” brand name. The table below portrays the non-GAAP financial measures as if the royalty rate had been 1.25% for all periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2008	2007	2008	2007
Non-GAAP Operating Profit	$27.2	26.0	119.0	100.2
Non-GAAP Net Income	$16.3	16.7	72.4	60.9
Non-GAAP earnings per share - diluted	$0.36	0.36	1.58	1.33
EBITDA from recurring services	$79.0	75.4	321.6	290.0

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

Brink’s Home Security ended the quarter with over 1.3 million subscribers, up 6.3 percent from the 2007 level. The Company installed over 41,000 new customer systems during the fourth quarter of 2008 compared to approximately 44,000 installations in the same period one year ago. The lower volume of installations reflects the ongoing weakness in the overall economy and housing market.

The trailing twelve month disconnect rate for the fourth quarter was 7.5 percent, up from 7.0 percent in the year-ago quarter. The increase was due primarily to higher residential and commercial subscriber cancellations.

Monthly recurring revenue (“MRR”) rose 8.9 percent during 2008 to $40.5 million and EBITDA from recurring services rose 10.9 percent to $321.6 million from $290 million in 2007 (see Non-GAAP Reconciliations for a reconciliation of MRR to reported revenue as well as EBITDA from recurring services to operating profit).

The effective income tax rate for the fourth quarter was 39.9 percent, compared to 35.4 percent in the prior year period. The lower effective tax rate in the 2007 fourth quarter is largely the result of a timing difference associated with the recording of federal and state taxes between the third and fourth quarters of 2007. The effective tax rate for the full year was 38.9 percent, compared to 38.6 percent in the prior year.

Capital expenditures totaled $42.5 million in the fourth quarter of 2008 and $177.8 million for the full year.

As of December 31, 2008, cash and cash equivalents totaled $63.6 million, which included $50 million the Company received from its former parent when Brink’s Home Security was spun-off as an independent publicly-traded company on October 31, 2008. The Company also has no long-term debt and no pension liabilities.

The Company is progressing with its branding initiative and expects to roll out a new brand name during the third quarter of 2009.

Monthly Recurring Revenue and EBITDA from recurring services, as mentioned in this release, are non-GAAP financial measures and are described in greater detail in the attached schedules. A reconciliation of these non-GAAP measures to their closest GAAP counterpart can be found in the attached schedules.

Conference Call

At 10:00 a.m. CST (11:00 a.m. EST) on Wednesday February 18, 2009, the Company will host a conference call to discuss fourth quarter and full year 2008 results. Interested parties can listen to the conference call by dialing 888-396-2369 (domestic) or 617-847-8710 (international) using pass code 19097565, or via live webcast at www.investors.brinkshomesecurity.com under the ‘Investor Information’ tab. Please dial-in at least five minutes prior to the start of the call. Dial-in replay will be available through March 3, 2009 by calling 888-286-8010 (domestic) or 617-801-6888 (international) using the replay pass code 11778006. A webcast replay will also be available at www.investors.brinkshomesecurity.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks inherent in our spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully rebrand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems in a timely manner, the availability and cost of capital and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Form 10, including but not limited to the discussion under “Risk Factors” therein, filed with the Securities and Exchange Commission, which you may view at www.sec.gov.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. Brink’s Home Security operates in more than 250 metropolitan areas and services more than 1.3 million customers across the United States and Canada. For more information about Brink’s Home Security, please visit www.brinkshomesecurityholdings.com or www.brinkshomesecurity.com.

Brink’s Home Security was spun-off as an independent publicly-traded company on October 31, 2008. The new company began trading “regular way” on the New York Stock Exchange on November 3, 2008 under the symbol “CFL,” which reflects the Company’s mission statement of creating “Customers for Life”.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2008	2007	2008	2007
Revenues	$135.2	126.0	532.3	484.4

Expenses:
Cost of revenues (a)	67.9	70.3	287.0	271.9
Selling, general and administrative expenses	41.2	37.3	150.9	144.3

Total expenses	109.1	107.6	437.9	416.2
Other operating income (expense), net	(1.4)	0.6	(0.4)	4.8

Operating profit	24.7	19.0	94.0	73.0
Interest expense		0.1	0.6	1.0
Interest and other income, net	0.0		0.0

Income before income taxes	24.7	18.9	93.4	72.0
Provision for income taxes	9.9	6.7	36.3	27.8

Net income	$14.8	12.2	57.1	44.2

Pro Forma Earnings per common share (b):
Basic	$0.32	0.27	1.25	0.96
Diluted	0.32	0.27	1.25	0.96
Pro Forma Weighted-average common shares Outstanding (c) :
Basic	45.8	45.8	45.8	45.8
Diluted	45.8	45.9	45.8	45.9

(a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2007 was 7 percent of revenues in the United States and 3 percent of revenues outside the United States. Similarly, for the fiscal year 2008 the months January through October also utilized a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States. However, for the months of November and December 2008, the rate utilized was approximately 1.25 percent of revenues for both within and outside of the United States.
(b)	Earnings per common share for both Basic and Diluted for the periods are calculated on a pro forma basis as if the Company was publicly traded during those periods. The Company was spun off as an independent publicly-traded company on October 31, 2008.
(c)	The number of shares used to compute basic earnings per share on a pro forma basis for periods prior to November 1, 2008 is 45.8 million, which is the average number of shares of the Company’s common stock that were outstanding from November 1, 2008 through December 31, 2008. The number of shares used to compute diluted earnings per share for periods prior to November 1, 2008 is based on the number of shares of the Company’s common stock outstanding plus the estimated potential dilution that could have occurred if options granted under the Company’s equity-based compensation arrangements were exercised or converted into the Company’s common stock on September 15, 2008.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in Millions, except subscriber and disconnect data)	2008	2007	2008	2007
Profit from recurring services	$50.0	44.3	195.3	168.9
Investment in new subscribers	(25.3)	(25.3)	(101.3)	(95.9)

Operating profit	$24.7	19.0	94.0	73.0

Monthly recurring revenues (a)			$40.5	37.2
EBITDA from recurring services (a),(c)	$79.0	75.4	321.6	290.0

Depreciation and amortization	$21.4	20.3	85.3	77.7
Capital expenditures	$42.5	42.6	177.8	177.8

Other cash flow information:
Impairment charges from subscriber disconnects	$15.1	12.5	56.5	50.4
Amortization of deferred revenue	(10.0)	(8.6)	(40.5)	(34.2)
Deferral of subscriber acquisition costs (current year payments)	(5.2)	(5.8)	(23.1)	(23.8)
Deferral of revenue from new subscribers (current year receipts)	10.0	11.6	44.3	47.4

Number of subscribers (in thousands):
Beginning of period	1,285.3	1,200.2	1,223.9	1,124.9
Installations	41.6	44.1	173.1	180.8
Disconnects	(25.3)	(20.4)	(95.4)	(81.8)

End of period	1,301.6	1,223.9	1,301.6	1,223.9
Average number of subscribers	1,292.9	1,213.1	1,267.5	1,176.1

Disconnect rates:
Expressed as an annualized percentage:	7.8%	6.7%	7.5%	7.0%
Annualized rate excluding multi-family disconnects (b):	7.2%	6.3%	7.1%	6.6%

(a)	see “Non-GAAP Reconciliations” below.
(b)	Multi-family disconnects do not have a material impact on the income statement
(c)	EBITDA from recurring services as presented is adjusted for the normalization of the royalty rate (see Non-GAAP reconciliation in attached schedules)

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call, webcast or slide presentation to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that they exclude certain amounts of royalty expense incurred by the company on a historical basis. Historically, the company paid its former parent company a royalty of 7% on revenues in the United States and 3% on revenues in Canada. On November 1, 2008, the royalty rate changed to 1.25% of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the company ceases using the name “Brink’s” in its brand name. In deriving the non-GAAP financial measures, the historical royalty rate was calculated using a rate of 1.25% and adjusting for the related tax effect. The company uses two other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”) and EBITDA from recurring services. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the company but that are not pursuant to monthly contractual billing arrangements and also the amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect. EBITDA from recurring services differs from GAAP in that in addition to the royalty normalization noted above there are also certain adjustments made to add back non-cash expenses as well as to make reductions for other non-cash income items. The company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, and to evaluate the company’s performance. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the company’s historical and prospective financial performance. In addition, the company has historically provided certain of this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the company’s margins, net income and comparing the company’s financial performance to that of its peer companies and competitors.

The company believes that the presentation of non-GAAP measures provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the company’s operating results and underlying operational trends.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and earnings per share) and should not be considered measures of the company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Year Ended December 31,
(In millions)	2008	2007
Monthly recurring revenues for December (“MRR”) (a)	$40.5	37.2
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.6	2.8
Other revenues (c)	1.4	1.6

Revenues for December on a GAAP basis:	$45.5	41.6
January – November	486.8	442.8

Revenues for full year 2008 on a GAAP basis	$532.3	484.4

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Includes amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect.
(c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release and related conference call and webcast. The company uses MRR, a non-GAAP measure, to evaluate performance. The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATION

(Unaudited)

EBITDA from recurring services

The following table shows the reconciliation of a non-GAAP financial measure, EBITDA from recurring services, to the most directly comparable GAAP financial measure, Operating Profit. EBITDA from recurring services is used in this press release and may be used in the related conference call and webcast.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2008	2007	2008	2007
EBITDA from recurring services (a)	$79.0	75.4	321.6	290.0
Less: Adjustment to normalize royalty rate	(2.5)	(7.0)	(25.0)	(27.2)
Less: Depreciation and amortization	(21.4)	(20.3)	(85.3)	(77.7)
Less: Impairment charges from subscriber disconnects	(15.1)	(12.5)	(56.5)	(50.4)
Plus: Amortization of deferred revenue	10.0	8.6	40.5	34.2

Recurring services operating profit	50.0	44.3	195.3	168.9
Less: Investment in new subscribers	(25.3)	(25.3)	(101.3)	(95.9)

Operating Profit	$24.7	19.0	94.0	73.0

(a)	EBITDA from recurring services is adjusted for the normalization of the royalty rate and is calculated as if the royalty rate had been approximately 1.25% of revenue for all periods presented.

Note: Figures may not tie due to rounding.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(In millions, except per share data – unaudited)

The following tables show the non-GAAP financial measures used in this press release and related conference call and webcast reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2008	2007	2008	2007
GAAP operating profit	$24.7	19.0	94.0	73.0
Add: Adjustment to normalize royalty rate (a)	2.5	7.0	25.0	27.2

Non-GAAP operating profit	$27.2	26.0	119.0	100.2

GAAP net income	$14.8	12.2	57.1	44.2
Add: Adjustment to normalize royalty rate (a)	2.5	7.0	25.0	27.2
Less: Tax effects of adjustment	(1.0)	(2.5)	(9.7)	(10.5)

Non-GAAP net income	$16.3	16.7	72.4	60.9

GAAP earnings per share - diluted	$0.32	0.27	1.25	0.96
Add: Adjustment to normalize royalty rate (a)	0.06	0.14	0.54	0.60
Less: Tax effects of adjustment	(0.02)	(0.05)	(0.21)	(0.23)

Non-GAAP earnings per share - diluted	$0.36	0.36	1.58	1.33

(a)	The Company’s results of operations include a royalty expense that was charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2007 was 7% of revenues in the United States and 3% of revenues outside of the United States. Similarly, for the fiscal year 2008 the months January through October also utilize the 7% rate in the United States and 3% outside of the United States. However, for the months of November and December 2008, the rate used was approximately 1.25% of revenue for both within and outside the United States.

Note: Figures may not tie due to rounding.